EXHIBIT 10.91

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (“Agreement”) made this 9th day of August, 2006 by and between MACK-CALI REALTY, L.P., a limited partnership organized under the laws of the State of Delaware having an address c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 (“Seller”) and WESTCORE PROPERTIES AC, LLC, a limited liability company organized under the laws of the State of Delaware having an address at 4445 Eastgate Mall, Suite 210, San Diego, California 92121(“Purchaser”).

In consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions.  For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:

“Additional Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1(b).

“Apex Agreements” means that certain Agreement for the management of rooftop transmitting sites dated July 6, 1998, between Mack-Cali Realty Corporation on behalf of Seller and American Tower Corporation, successor-in-interest to SpectraSite Communications, Inc., successor-in-interest to Apex Site Management, Inc., as amended, and that certain Agreement for the management of telecommunications access sites dated December 14, 1998, between Mack-Cali Realty Corporation on behalf of Seller and American Tower Corporation, successor-in-interest to SpectraSite Communications, Inc., successor-in-interest to Apex Site Management, Inc, as amended.

“Assignment” has the meaning ascribed to such term in Section 10.3(e) and shall be in the form attached hereto as Exhibit A.

“Assignment of Ground Lease” has the meaning ascribed to such term in Section 10.3(d).

“Assignment of Leases” has the meaning ascribed to such term in Section 10.3(c) and shall be in the form attached hereto as Exhibit B.

“Authorities” means the various federal, state and local governmental and quasi-governmental bodies or agencies having jurisdiction over the Real Property and Improvements, or any portion thereof.

“Bill of Sale” has the meaning ascribed to such term in Section 10.3(b) and shall be in the form attached hereto as Exhibit C.

“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

“Certificate as to Foreign Status” has the meaning ascribed to such term in Section 10.3(g) and shall be in the form attached as Exhibit J.

“Certifying Person” has the meaning ascribed to such term in Section 4.3(a).

“Closing” means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.

“Closing Date” means the date on which the Closing of the transaction contemplated hereby actually occurs.

“Closing Statement” has the meaning ascribed to such term in Section 10.4(a).

“Closing Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 3.2, 5.3, 5.4, 8.2, 8.3, 9.1(b), 10.4, 10.6, 11.1, 11.2, 12.1, Article XIV, 16.1, 18.2 and 18.8, and any other provisions which pursuant to their terms survive the Closing hereunder.

“Code” has the meaning ascribed to such term in Section 4.3.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated June 8, 2006 between Westcore Properties and Mack-Cali Realty Corporation, the general partner of Seller.

“Deed” has the meaning ascribed to such term in Section 10.3(a).

“Delinquent Rental” has the meaning ascribed to such term in Section 10.4(b).

“Documents” has the meaning ascribed to such term in Section 5.2(a).

“Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1.

“Effective Date” means the latest date on which this Agreement has been executed and delivered by Seller or Purchaser.

“Environmental Laws” means each and every federal, state, county and municipal statute, ordinance, rule, regulation, code, order, requirement, directive, binding written interpretation and binding written policy pertaining to Hazardous Substances issued by any Authorities and in effect as of the date of this Agreement with respect to or which otherwise pertains to or affects the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Purchaser, and as same have been amended, modified or supplemented from time to time prior to the Effective Date, including but not limited to the Comprehensive Environmental

Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Water Act (33 U.S.C. § 1321 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon Gas and Indoor Air Quality Research Act of 1986 (42 U.S.C. § 7401 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (collectively, the “Environmental Statutes”), and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the Environmental Statutes.

“Escrow Agent” means First American Title Insurance Company of New York, having an address at 633 Third Avenue, 16th Floor, New York, New York 10017.

“Existing Survey” means Seller’s existing surveys of the Real Property as listed on Exhibit H.

“Evaluation Period” means the period ending at 5:00 p.m. Eastern time on September 6, 2006.

“Governmental Regulations” means all statutes, ordinances, rules and regulations of the Authorities applicable to Seller or the use or operation of the Real Property or the Improvements or any portion thereof.

“Hazardous Substances” means (a) asbestos, radon gas, mold and urea formaldehyde foam insulation, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, petroleum products or byproducts, polychlorinated biphenyls, phosphates, lead or other heavy metals and chlorine, (c) any solid or liquid waste (including, without limitation, hazardous waste), hazardous air pollutant, hazardous substance, hazardous chemical substance and mixture, toxic substance, pollutant, pollution, regulated substance and contaminant, and/or (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws.

“Improvements” means all buildings, structures, fixtures, parking areas and other improvements located on the Real Property.

“Intangible Property” means all of Seller’s right, title and interest, to the extent assignable or transferable and to the extent not otherwise specifically excluded pursuant to this Agreement, in and to all other intangible rights, titles, interests, privileges and appurtenances owned by Seller and exclusively related to or used exclusively in connection with the ownership, use or operation of the Real Property or the Improvements, including, without limitation, all rights, claims and causes of action Seller may have against governmental authorities, present and former owners of adjacent or neighboring land, former owners of the Property, present and former tenants of the Property, contractors and material suppliers, and architects, engineers and contractors in connection with the design or construction of the Improvements, except to the extent that any such right, claim and cause of action pertains to monies owed to Seller for the period prior to closing and except for any right, claim and cause of action that Seller may choose to assert, in its sole discretion, as a counterclaim against a claim or cause of action asserted by or in connection with services provided by any of the foregoing individuals or entities.

“Initial Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1(a).

“Lease Schedule” means Seller’s most current lease schedule, which is attached as Exhibit F.

“Leases” means all of the leases and other agreements with Tenants with respect to the use and occupancy of the Real Property, together with all renewals and modifications thereof, if any, all guaranties thereof, if any, and any new leases and lease guaranties entered into after the Effective Date.

“Licensee Parties” has the meaning ascribed to such term in Section 5.1.

“Licenses and Permits” means, collectively, all of Seller’s right, title and interest, to the extent assignable, in and to licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by the Authorities in connection with the Real Property and the Improvements, together with all renewals and modifications thereof.

“Major Tenant” means any Tenant leasing at least 25,000 square feet of space at the Property, in the aggregate.

“Mt. Pyramid Project” has the meaning ascribed to such term in Section 7.1(e).

“New Tenant Costs” has the meaning ascribed to such term in Section 10.4(e).

“Operating Expenses” has the meaning ascribed to such term in Section 10.4(c).

“Permitted Exceptions” has the meaning ascribed to such term in Section 6.2(a).

“Permitted Outside Parties” has the meaning ascribed to such term in Section 5.2(b).

“Personal Property” means all of Seller’s right, title and interest in and to all equipment, appliances, tools, supplies, machinery, artwork, furnishings and other tangible personal property attached to, appurtenant to, located in and used exclusively in connection with the ownership or operation of the Improvements, and Seller’s management office 5975 S. Quebec Street, Centennial, Colorado, and situated at the Property at the time of Closing, but specifically excluding all personal property leased by or licensed to Seller or owned by tenants or others and software and other personal property that is proprietary or confidential in nature.

“Property” has the meaning ascribed to such term in Section 2.1.

“Proration Items” has the meaning ascribed to such term in Section 10.4(a).

“Purchase Price” has the meaning ascribed to such term in Section 3.1.

“Purchaser’s Affiliates” means any past, present or future: (i) shareholder, partner, member, manager or owner of Purchaser; (ii) entity in which Purchaser or any past, present or future shareholder, partner, member, manager or owner of Purchaser has or had an interest; (iii) entity that, directly or indirectly, controls, is controlled by or is under common control with Purchaser; and (iv) the heirs, executors, administrators, personal or legal representatives, successors and assigns of any or all of the foregoing.

“Purchaser’s Information” has the meaning ascribed to such term in Section 5.3(c).

“Real Property” means those certain parcels of real property located at 67 Inverness Drive East and 9359 E. Nichols Avenue, Englewood, Arapahoe County, Colorado, 384 and 400 Inverness Parkway and 9777 Pyramid Court, Englewood, Douglas County, Colorado (“Mt. Pyramid”), 8415 Explorer/2375 Telstar Drive and 1975 Research Parkway, Colorado Springs, El Paso County, Colorado, 5350 South Roslyn Street, Greenwood Village, Arapahoe County, Colorado, 8181 East Tufts Avenue, Denver, Denver County, Colorado, and 400 South Colorado Boulevard (including Seller’s leasehold estate with respect to a portion of the property), Denver, Arapahoe County, Colorado (“400 South Colorado”), 105 South Technology Court, 303 South Technology Court A (also called Interlocken 1-A) and 303 South Technology Court B (also called Interlocken 1-B), Broomfield, Broomfield County, Colorado, 1172 Century Drive (also called Centennial Valley Business Park) and 285 Century Place, Louisville, Boulder Country, Colorado, 5975 South Quebec Street, Centennial, Arapahoe County, Colorado 141 Union Boulevard (also called Plaza at One Union Square), Lakewood, Jefferson County, Colorado, and part of Lot 3 Southpark Subdivision Filing No. 5 (at Hilltop Business Park), Littleton, Arapahoe County, Colorado consisting of approximately 7.10 acres, all as more particularly described in the legal descriptions attached hereto and made a part hereof as Exhibit D, together with all of Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller’s right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, subsurface development rights and water rights.

“Rental” has the meaning ascribed to such term in Section 10.4(b), and same are “Delinquent” in accordance with the meaning ascribed to such term in Section 10.4(b).

“Scheduled Closing Date” means the thirtieth (30th) day after expiration of the Evaluation Period, but subject to a thirty-day extension option pursuant to Section 10.1 below.

“Security Deposits” means all security deposits held by Seller, as landlord, and not previously applied to the obligations of a Tenant under its Lease.

“Seller’s Affiliates” means any past, present or future: (i) shareholder, partner, member, manager or owner of Seller; (ii) entity in which Seller or any past, present or future shareholder, partner, member, manager or owner of Seller has or had an interest; (iii) entity that, directly or indirectly, controls, is controlled by or is under common control with Seller and (iv) the heirs, executors, administrators, personal or legal representatives, successors and assigns of any or all of the foregoing.

“Seller’s Knowledge” means the present actual (as opposed to constructive or imputed) knowledge solely of Robert Drabkin (“Drabkin”), Regional Director, Mack-Cali Realty Corporation (“MCRC”), the general partner of Seller, without any independent investigation or inquiry whatsoever; provided that with respect to the representations and warranties set forth in Sections 8.1(a) through 8.1(f), inclusive, 8.1(k) and 8.1(r) of this Agreement, “Seller’s Knowledge” means the present actual (as opposed to constructive or imputed) knowledge of Drabkin, Mitchell E. Hersh, President and Chief Executive Officer of MCRC, Roger W. Thomas, Executive Vice President and General Counsel of MCRC and Daniel J. Wagner, Vice President and Senior Associate General Counsel of MCRC, without any independent investigation or inquiry whatsoever, but without any personal liability whatsoever.

“Service Contracts” means all of Seller’s right, title and interest, to the extent assignable, in all service agreements, maintenance contracts, equipment leasing agreements, warranties, guarantees, bonds, open purchase orders and other contracts for the provision of labor, services, materials or supplies relating solely to the Real Property, Improvements or Personal Property and under which Seller is currently paying for services rendered in connection with the Property, as listed and described on Exhibit E attached hereto, together with all renewals, supplements, amendments and modifications thereof, and any new such agreements entered into after the Effective Date, to the extent permitted by Section 7.1; provided however, “Service Contracts” shall not include contracts with Seller’s affiliates, including, without limitation, leasing, construction, management and development contracts with Seller’s affiliates.

“Significant Portion” means, for purposes of the casualty provisions set forth in Article XI hereof, damage by fire or other casualty to the Real Property and the Improvements or a portion thereof, the cost of which to repair would exceed five percent (5%) of the Purchase Price in the aggregate.

“Survey Objection” has the meaning ascribed to such term in Section 6.1.

“Tenants” means the tenants or users of the Real Property and Improvements who are parties to the Leases.

“Tenant Notice Letters” has the meaning ascribed to such term in Section 10.2(e), and are to be delivered by Purchaser to Tenants pursuant to Section 10.6.

“Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 5.4, 12.1, Articles XIII and XIV, 16.1, 18.2 and 18.8, and any other provisions which pursuant to their terms survive any termination of this Agreement.

“Title Commitment” has the meaning ascribed to such term in Section 6.2(a).

“Title Company” means First American Title Insurance Company of New York.

“Title Objections” has the meaning ascribed to such term in Section 6.2(a).

“Title Policy” has the meaning ascribed to such term in Section 6.2(a).

“Updated Survey” has the meaning ascribed to such term in Section 6.1.

Section 1.2            References: Exhibits and Schedules.  Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words “herein,” “hereof,” “hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

ARTICLE II

AGREEMENT OF PURCHASE AND SALE

Section 2.1            Agreement.  Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of the following (individually and collectively, the “Property”):

(a)           the Real Property;

(b)           the Improvements;

(c)           the Personal Property;

(d)           the Intangible Property;

(e)           all of Seller’s right, title and interest as lessor in and to the Leases and, subject to the terms of the respective applicable Leases, the Security Deposits; and

(f)            to the extent assignable, the Service Contracts and the Licenses and Permits.  All right, title and interest in and to the names, trademarks and servicemarks of Seller and MCRC, including but not limited to the right to use the name “Mack-Cali”, are excluded from the Property.

Section 2.2            Indivisible Economic Package.  Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

ARTICLE III

CONSIDERATION

Section 3.1            Purchase Price.  The purchase price for the Property (the “Purchase Price”) shall be One Hundred Ninety-Five Million Two Hundred Ninety-Five Thousand Dollars

($195,295,000) in lawful currency of the United States of America, payable as provided in Section 3.3.  The Purchase Price shall be allocated among the Real Property and Improvements in accordance with Exhibit K.  No portion of the Purchase Price shall be allocated to the Personal Property.

Section 3.2            Assumption of Obligations.  As additional consideration for the purchase and sale of the Property, at Closing Purchaser will (i) assume the covenants and obligations of Seller pursuant to the Leases, Service Contracts and Licenses and Permits, subject to certain limitations as more fully set forth in this Agreement, including without limitation, the exhibits hereto and (ii) offer to hire Seller’s or its general partner’s existing employees in Colorado at the same base salary and bonus as are in existence prior to Closing as more fully set forth in Section 7.3 below.

Section 3.3            Method of Payment of Purchase Price.  No later than 2:00 p.m. Eastern Standard Time on the Closing Date, Purchaser shall pay the Purchase Price (less the Earnest Money Deposit), together with all other costs and amounts to be paid by Purchaser at the Closing pursuant to the terms of this Agreement (“Purchaser’s Costs”), by Federal Reserve wire transfer of immediately available funds to the account of Escrow Agent.  Escrow Agent, following authorization by the parties at Closing, shall, prior to 3:00 p.m. Eastern Standard Time (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price, less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of the Closing Statement executed by Seller and Purchaser, (ii) pay to the appropriate payees out of the proceeds of Closing payable to Seller all costs and amounts to be paid by Seller at Closing pursuant to the terms of the executed Closing Statement, and (iii) pay Purchaser’s Costs to the appropriate payees at Closing pursuant to the terms of the executed Closing Statement.

ARTICLE IV

EARNEST MONEY DEPOSIT
AND ESCROW INSTRUCTIONS

Section 4.1            The Earnest Money Deposit and Independent Contract Consideration.

(a)           On or before one (1) Business Day after the Effective Date, Purchaser shall deposit with the Escrow Agent, by Federal Reserve wire transfer of immediately available funds, the sum of One Million Dollars ($1,000,000.00) as the earnest money deposit on account of the Purchase Price (the “Initial Earnest Money Deposit”).  TIME IS OF THE ESSENCE with respect to the deposit of the Initial Earnest Money Deposit.  The Initial Earnest Money Deposit shall be held by the Escrow Agent in a sole order escrow account in the Purchaser’s name as a deposit against the Purchase Price in accordance with the terms and provisions of this Agreement.  In furtherance of the foregoing, in the event Purchaser so instructs Escrow Agent on or prior to the expiration of the Evaluation Period, Escrow Agent agrees that it shall not be permitted to, and shall not, follow any conflicting instructions given by Seller or any third party as to the disposition of the Initial Earnest Money Deposit but shall instead follow only the instructions of Purchaser in connection therewith.  Seller agrees in such instance not to deliver any conflicting instructions to Escrow Agent for any reason.  If the Agreement is not terminated on or prior to the expiration of the Evaluation Period, the Initial Earnest Money Deposit shall be transferred by the Escrow Agent to a joint escrow account for the benefit of Purchaser and Seller.

(b)           If Purchaser does not terminate this Agreement pursuant to Section 5.3(c) below, then on or before one (1) Business Day after the expiration of the Evaluation Period, Purchaser shall, in addition to the Earnest Money Deposit, deposit with Escrow Agent, by Federal Reserve wire transfer of immediately available funds, Four Million Dollars ($4,000,000.00) as an additional earnest money deposit on account of the Purchase Price (the “Additional Earnest Money Deposit”).  TIME IS OF THE ESSENCE WITH RESPECT TO THE PAYMENT OF THE ADDITIONAL EARNEST MONEY DEPOSIT.  The Initial Earnest Money Deposit and Additional Earnest Money Deposit are hereinafter referred to individually and collectively as the “Earnest Money Deposit”.

Section 4.2            Escrow Instructions.  The Earnest Money Deposit shall be held in escrow by the Escrow Agent in an interest-bearing account, in accordance with the provisions of Article XVII.  In the event this Agreement is not terminated by Purchaser pursuant to the terms hereof by the end of the Evaluation Period in accordance with the provisions of Section 5.3(c) herein, the Earnest Money Deposit and the interest earned thereon shall become non-refundable to Purchaser except in those instances expressly set forth in this Agreement.  In the event this Agreement is terminated by Purchaser prior to the expiration of the Evaluation Period, the Earnest Money Deposit, together with all interest earned thereon, shall be refunded to Purchaser.

Section 4.3            Designation of Certifying Person.  In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”), and any related reporting requirements of the Code, the parties hereto agree as follows:

(a)           Provided the Escrow Agent shall execute a statement in writing (in form and substance reasonably acceptable to the parties hereunder) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Seller and Purchaser shall designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Certifying Person”).  If the Escrow Agent refuses to execute a statement pursuant to which it agrees to be the Certifying Person, Seller and Purchaser shall agree to appoint another third party as the Certifying Person.

(b)           Seller and Purchaser each hereby agree:

(i)            to provide to the Certifying Person all information and certifications regarding such party, as reasonably requested by the Certifying Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii)           to provide to the Certifying Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the

Certifying Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Certifying Person is correct.

ARTICLE V

INSPECTION OF PROPERTY

Section 5.1            Inspection Period.  From and after the date of this Agreement, Purchaser and its authorized agents and representatives (for purposes of this Article V, the “Licensee Parties”) shall have the right, subject to the right of the Tenants, to enter upon the Real Property at all reasonable times during normal business hours to perform an inspection of the Property.  Purchaser will provide to Seller notice of the intention of Purchaser or the other Licensee Parties to enter the Real Property at least 24 hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made and with whom any Licensee Party will communicate.  At Seller’s option, Seller may be present for any such entry and inspection. Purchaser shall not communicate with or contact any of the Tenants or any of the Authorities without the prior written consent of Seller.  Notwithstanding anything to the contrary contained herein, no physical testing or sampling shall be conducted during any such entry by Purchaser or any Licensee Party upon the Real Property without Seller’s specific prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Purchaser shall have the right to communicate with the Authorities in order to confirm the zoning requirements applicable to the Property and to verify whether there are any violations of record with respect to the Property; provided, however, that such communications shall not cause any inspection of the Property by any of the Authorities.  TIME IS OF THE ESSENCE with respect to the provisions of this Section 5.1.

Section 5.2            Document Review.

(a)           During the Evaluation Period, Purchaser and the Licensee Parties shall have the right to review and inspect, at Purchaser’s sole cost and expense, copies of all of the following to the extent that, to Seller’s Knowledge, such items are in Seller’s possession or control (collectively, the “Documents”): all existing environmental and engineering reports and studies prepared for Seller with respect to the Property, real estate tax bills, together with assessments (special or otherwise), ad valorem and personal property tax bills covering the period of Seller’s ownership of the Property; current operating statements and historical operating information related to the Property for the past three years confirming collected income, operating expenses, capital expenditures, commissions and fees, together with related correspondence, notices, existing audits, real estate and personal property tax filings and real estate tax appeal files (which may be made available by Seller for review at the offices of Seller’s tax appeal consultant in Colorado), contracts, and associated books and records; tenant ledgers, year-to-date operating statements, operating and other expense reconciliations and written communications with tenants regarding same; evidence of Seller’s property insurance; documentation pertaining to the registration of storage tanks and inventory records with respect to such tanks; the Leases, lease files, Service Contracts, Licenses and Permits; all construction and other contracts pertaining to the Mt. Pyramid Project, together with invoices rendered pursuant to the contracts and proof of payment thereof; assessment district information; any governmental or quasi-governmental correspondence or other documentation and notices related to use, zoning, building code or any other regulatory matter; construction plans and specifications; and site plans and all associated drawings, modifications, and additions for the Property; and copies of permits and soils reports, hazardous materials permits, fire sprinkler ratings, and electrical ratings.  Such inspections shall occur at a location or locations selected by Seller, which may be at Seller’s office in Denver, Colorado, at the Real Property or Purchaser’s office in San Diego, California to the extent Seller delivers any such Documents to Purchaser physically or electronically, or a combination of the foregoing locations.  Purchaser shall not have the right to review or inspect materials not directly related to the leasing, maintenance and/or management of the Property, including, without limitation, all of Seller’s internal memoranda, financial projections, budgets, appraisals, proposals for work not actually undertaken, accounting and tax records and similar proprietary, elective or confidential information.

(b)           Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and have been provided to Purchaser solely to assist Purchaser in determining the desirability of purchasing the Property.  Subject only to the provisions of Article XII, Purchaser agrees not to disclose the contents of the Documents or any of the provisions, terms or conditions contained therein to any party outside of Purchaser’s organization other than its attorneys, partners, accountants, lenders, investors or the Licensee Parties (collectively, for purposes of this Section 5.2(b), the “Permitted Outside Parties”).  Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Documents will be disclosed and exhibited only to those persons within Purchaser’s organization or to those Permitted Outside Parties who are responsible for determining the desirability of Purchaser’s acquisition of the Property.  Purchaser further acknowledges that the Documents and other information relating to the leasing arrangements between Seller and Tenants are proprietary and confidential in nature.  Purchaser agrees not to divulge the contents of such Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 5.2 and Article XII.  In permitting Purchaser and the Permitted Outside Parties to review the Documents and other information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller, and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver.

(c)           Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller’s ownership of the Property.   EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE DOCUMENTS REQUIRED TO BE DELIVERED BY SELLER UNDER SECTION 10 HEREOF (THE “CLOSING DOCUMENTS”), PURCHASER HEREBY ACKNOWLEDGES THAT SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS OR THE SOURCES THEREOF.  SELLER HAS NOT UNDERTAKEN ANY INDEPENDENT INVESTIGATION AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS AND IS PROVIDING THE DOCUMENTS SOLELY AS AN ACCOMMODATION TO PURCHASER.

Section 5.3            Entry and Inspection Obligations; Termination of Agreement.

(a)           Purchaser agrees that in entering upon and inspecting or examining the Property, Purchaser and the other Licensee Parties will not unreasonably disturb the Tenants or interfere with the use of the Property pursuant to the Leases; interfere with the operation and maintenance of the Real Property or Improvements; damage any part of the Property or any personal property owned or held by Tenants or any other person or entity; injure or otherwise cause bodily harm to Seller or any Tenant, or to any of their respective agents, guests, invitees, contractors and employees, or to any other person or entity; permit any liens to attach to the Real Property by reason of the exercise of Purchaser’s rights under this Article V; or reveal or disclose any information obtained concerning the Property and the Documents to anyone outside Purchaser’s organization, except in accordance with the confidentiality standards set forth in Section 5.2(b) and Article XII.  Purchaser will (i) maintain comprehensive general liability (occurrence) insurance on terms and in amounts satisfactory to Seller and Workers’ Compensation insurance in statutory limits, and, if Purchaser or any Licensee Party performs any physical inspection or sampling at the Real Property, in accordance with Section 5.1, such Licensee Party performing such physical inspection or sampling shall maintain errors and omissions insurance and contractor’s pollution liability insurance on terms and in amounts acceptable to Seller, and insuring Seller, Purchaser and such other parties as Seller shall request, covering any accident or event arising in connection with the presence of Purchaser or the other Licensee Parties on the Real Property or Improvements, and deliver evidence of insurance verifying such coverage to Seller prior to entry upon the Real Property or Improvements; (ii) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; (iii) cause any inspection to be conducted in accordance with standards customarily employed in the industry and in compliance with all Governmental Regulations; (iv) at Seller’s request, furnish to Seller any studies, reports or test results received by Purchaser regarding the Property, promptly after such receipt, in connection with such inspection; and (v) restore the Real Property and Improvements to the condition in which the same were found before any such entry upon the Real Property and inspection or examination was undertaken.

(b)           Purchaser hereby indemnifies, defends and holds Seller and its partners, agents, directors, officers, employees, successors and assigns harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, and obligations to third parties, together with all losses, penalties, costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys’ fees) for personal injury, wrongful acts, torts claims and property damage, arising out of Purchaser’s and the other Licensee Parties’ entry onto the Property and/or any inspections, investigations, examinations, sampling or tests conducted by Purchaser or any of the Licensee Parties, whether prior to or after the date hereof, with respect to the Property or arising out of any violation of the provisions of this Article V; provided that the foregoing indemnity shall not relate to any liability, cost, loss, damage or expense to the extent attributable to (i) conditions in existence on or about the Property on the date of this Agreement, except to the extent exacerbated by Purchaser (provided that Purchaser’s mere discovery of a pre-existing condition on the Property shall not be deemed to be an exacerbation of a pre-existing condition), (ii) any acts or omissions of Seller or any of Seller’s agents, contractors, or employees, or (iii) claims based on disclosures required pursuant to Governmental Regulations.

(c)           In the event that Purchaser determines, after its inspection of the Documents and Real Property and Improvements, that it does not want to proceed with the transaction as set forth in this Agreement, Purchaser shall have the right to terminate this Agreement by providing written notice to Seller prior to the expiration of the Evaluation Period, WITH TIME BEING OF THE ESSENCE WITH RESPECT THERETO. In the event Purchaser terminates this Agreement in accordance with this Section 5.3(c), Purchaser shall have the right to receive a refund of the Earnest Money Deposit, together with all interest which has accrued thereon, and except with respect to the Termination Surviving Obligations, this Agreement shall be null and void and the parties shall have no further obligation to each other.  In the event this Agreement is terminated, Purchaser shall return to Seller all Documents and copies Purchaser has made of the Documents and all copies of any studies, reports or test results regarding any part of the Property obtained by Purchaser, before or after the execution of this Agreement (collectively, “Purchaser’s Information”) promptly following the time this Agreement is terminated for any reason.

Section 5.4            Sale “As Is”  THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER. THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS THE RIGHT TO CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS EXPRESSLY REPRESENTED IN SECTION 8.1 HEREOF AND THE CLOSING DOCUMENTS, BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.4 ARE LIMITED, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE.

SELLER SPECIFICALLY DISCLAIMS, AND NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER, AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN, DEVELOPMENT POTENTIAL OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE REAL PROPERTY, IMPROVEMENTS OR PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY OR ANY TENANT AND (g) THE COMPLIANCE OR LACK THEREOF

OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS.  PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS IN PURCHASING THE PROPERTY.  PURCHASER HAS BEEN GIVEN A SUFFICIENT OPPORTUNITY HEREIN TO CONDUCT AND HAS CONDUCTED OR WILL CONDUCT SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS AS PURCHASER DEEMS NECESSARY, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER (EXCLUDING THE LIMITED MATTERS EXPRESSLY REPRESENTED BY SELLER IN SECTION 8.1 HEREOF OR THE CLOSING DOCUMENTS) NOR OF ANY PARTNER, OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER OR ITS GENERAL PARTNER. PURCHASER ACKNOWLEDGES THAT ALL INFORMATION PROVIDED TO PURCHASER WAS OBTAINED FROM A VARIETY OF SOURCES, AND SELLER WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER.  UPON CLOSING, PURCHASER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS. PURCHASER ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, SELLER WILL SELL AND CONVEY TO PURCHASER, AND PURCHASER WILL ACCEPT THE PROPERTY, “AS IS, WHERE IS,” WITH ALL FAULTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS IN CONNECTION WITH THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS IS, WHERE IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY.  PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT AND UNDERSTANDS THEIR SIGNIFICANCE AND AGREES THAT THE DISCLAIMERS AND OTHER

AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.

PURCHASER AND PURCHASER’S AFFILIATES FURTHER COVENANT AND AGREE NOT TO SUE SELLER AND SELLER’S AFFILIATES AND RELEASE SELLER AND SELLER’S AFFILIATES OF AND FROM AND WAIVE ANY CLAIM OR CAUSE OF ACTION, INCLUDING WITHOUT LIMITATION ANY STRICT LIABILITY OR CONTRIBUTION CLAIM OR CAUSE OF ACTION, THAT PURCHASER OR PURCHASER’S AFFILIATES MAY HAVE AGAINST SELLER OR SELLER’S AFFILIATES UNDER ANY ENVIRONMENTAL LAW, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, RELATING TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, OR BY VIRTUE OF ANY COMMON LAW RIGHT, NOW EXISTING OR HEREAFTER CREATED, RELATED TO ENVIRONMENTAL CONDITIONS OR ENVIRONMENTAL MATTERS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY. THE TERMS AND CONDITIONS OF THIS SECTION 5.4 WILL EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING, AS THE CASE MAY BE, AND WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND ARE HEREBY DEEMED INCORPORATED INTO THE DEED AS FULLY AS IF SET FORTH AT LENGTH THEREIN.

ARTICLE VI

TITLE AND SURVEY MATTERS

Section 6.1            Survey.  Purchaser acknowledges receipt of the Existing Survey.  Any modification, update or recertification of the Existing Survey shall be at Purchaser’s election and sole cost and expense.  The Existing Survey together with any update Purchaser has elected to obtain, if any, is herein referred to as the “Updated Survey.”  Any matters that are objected to by Purchaser in a written notice to Seller prior to the expiration of the Evaluation Period shall constitute a “Survey Objection” under this Agreement.

Section 6.2            Title Commitment.

(a)           Purchaser acknowledges receipt of those certain title insurance commitments issued by the Title Company under Commitment Nos. NCS243966C01, NCS243966C02, NCS243966C03, NCS243966C04, NCS243966C05, NCS243966C06, NCS243966C07, NCS243966C08, NCS243966C09, NCS243966C10, NCS243966C11, NCS243966C12, NCS243966C13, NCS243966C14, NCS243966C15, NCS243966C16 and NCS243966C17 (the “Title Commitment”), together with copies of the title exceptions listed thereon.  Purchaser shall have until the expiration of the Evaluation Period to provide written notice to Seller of Purchaser’s objection to any exception or other matter set forth in the Title

Commitment that Purchaser deems unacceptable (a “Title Objection”).  Purchaser shall be deemed to have accepted all exceptions and other matters in the Title Commitment not objected to in writing by Purchaser prior to the expiration of the Evaluation Period.  By the date (the “New Objection Date”) which is five (5) Business Days after Purchaser’s counsel receives notice of any new exception to the title to the Real Property raised by the Title Company after the effective date of the Title Commitment and prior to the Closing (or as promptly as possible prior to the Closing if such notice is received with less than five (5) Business Days prior to the Closing [but in no event less than one (1) Business Day] and the Closing Date shall be extended to permit time for Seller to respond to such objection), Purchaser shall provide Seller with written notice of its objection to such new exception if Purchaser deems same unacceptable (“New Title Objections”).  In the event Seller does not receive the New Title Objections by the New Objection Date, Purchaser will be deemed to have accepted the exceptions to title set forth on any updates to the Title Commitment as Permitted Exceptions.  Pursuant to the Title Commitment, the Title Company shall be committed to issue to Purchaser at Closing, an ALTA Form, amended 10-17-70 (with no added exception for creditors’ rights) extended coverage owner’s policy of title insurance, dated as of each Property as of the date and time of recordation of the Deed for such Property in the amount of the Purchase Price insuring Purchaser’s fee simple title to the Real Property subject to the standard preprinted exceptions except those that the Title Company agrees to omit or modify during the Evaluation Period and with such endorsements as the Title Company has agreed to issue on or before the expiration of the Evaluation Period, subject only to the Permitted Exceptions (the “Title Policy”).  “Permitted Exceptions” means the following:  (1) the lien of any current real estate taxes and assessments and subsequent periods, provided that the same are prorated in accordance with this Agreement; and (2) such other matters set forth in the Title Commitment or Survey which are approved or deemed approved by Purchaser during the Evaluation Period or thereafter in accordance with this Agreement.

(b)           All taxes, water rates or charges, sewer rents and assessments, plus interest and penalties thereon, which on the Closing Date are liens against the Real Property will be credited against the Purchase Price (subject to the provision for apportionment of taxes, water rates and sewer rents herein contained) and shall not be deemed a Title Objection provided the Title Company either omits the lien as an exception from the Title Commitment or insures all such items as paid to the Closing.

(c)           If on the Closing Date the Real Property shall be affected by any lien which, pursuant to the provisions of this Agreement, is required to be discharged or satisfied by Seller, Seller shall not be required to discharge or satisfy the same of record provided the money necessary to satisfy the lien is retained by the Title Company at Closing or the Title Company receives an indemnity from Seller satisfactory to the Title Company, and the Title Company either omits the lien as an exception from the title insurance commitment or insures against collection thereof from out of the Real Property, and a credit is given to Purchaser for the recording charges for a satisfaction or discharge of such lien.

(d)           No franchise, transfer, inheritance, income, corporate or other tax open, levied or imposed against Seller or any former owner of the Property, that may be a lien against the Property on the Closing Date, shall be an objection to title if the Title Company insures against collection thereof from or out of the Real Property and/or the Improvements, and provided further that Seller deposits with the Title Company a sum reasonably sufficient to secure a release of the Property from the lien thereof or the Title Company receives an indemnity from Seller satisfactory to the Title Company, and, in any event, any such tax is omitted as an exception to the Title Policy.  If a search of title discloses judgments, bankruptcies, or other returns against other persons having names the same as or similar to that of Seller, Seller will deliver to the Title Company an affidavit stating that such judgments, bankruptcies or other returns do not apply to Seller, and such search results shall not be deemed Title Objections.

Section 6.3            Title Defect.

(a)           In the event Seller receives any Survey Objection, Title Objection or New Title Objection (collectively and individually, a “Title Defect”) within the time periods required under Sections 6.1 and 6.2 above, Seller may elect (but shall not be obligated) by written notice to Purchaser to attempt to remove, or cause to be removed at its expense, any such Title Defect, and shall provide Purchaser with written notice, within seven (7) days of its receipt of any such objection, of its intention to attempt to cure any such Title Defect and/or extend the Closing Date for such purpose.  If Seller elects to attempt to cure any Title Defect, the Scheduled Closing Date shall be extended, for a period not to exceed sixty (60) days, for the purpose of such removal if Seller provides written notice to Purchaser of such extension.  If Seller elects to extend the Scheduled Closing Date as aforesaid, but successfully effects such cure more than ten (10) Business Days before the expiration of the extension period set forth in Seller’s extension notice, then Seller may shorten the extension period by sending Purchaser written notice at least ten (10) Business Days prior to the new Scheduled Closing Date.  In the event that (i) Seller elects not to attempt to cure any such Title Defect, or (ii) Seller is unable to cure any such Title Defect for any period elected by Seller but not to exceed sixty (60) days from the Scheduled Closing Date, Seller shall so advise Purchaser and Purchaser shall have the right to terminate this Agreement and receive a refund of the Earnest Money Deposit, together with all interest which has accrued thereon, or to waive such Title Defect and proceed to the Closing.  Purchaser shall make such election within ten (10) days after receipt of Seller’s notice.  If Purchaser elects to proceed to the Closing, any Title Defects waived by Purchaser shall be deemed Permitted Exceptions.  In any such event of termination, Purchaser shall promptly return Purchaser’s Information to Seller, after which neither party shall have any further obligation to the other under this Agreement except for the Termination Surviving Obligations.

(b)           Notwithstanding any provision of this Article VI to the contrary, Seller will be obligated to cure exceptions to title to the Property, in the manner described in Section 6.2(c) above, relating to liens and security interests securing any financings to Seller, and any mechanic’s liens resulting from work at the Property directly contracted for by Seller, provided that Seller shall remove other monetary liens created or permitted by Seller, any new matters appearing after the date of the Agreement which were voluntarily created by Seller and not consented to, approved or deemed approved by Purchaser hereunder, delinquent property tax liens, any income tax lien or any judgment lien as a result of Seller’s actions.

ARTICLE VII

INTERIM OPERATING COVENANTS, ESTOPPELS AND POST-CLOSING EMPLOYMENT

Section 7.1            Interim Operating Covenants.  Seller covenants to Purchaser that Seller will:

(a)           Operations. From the Effective Date until Closing, continue to operate, manage and maintain the Improvements in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article XI of this Agreement.  From the Effective Date through the expiration of the Evaluation Period, Seller will consult with Purchaser regarding any proposed new Leases or amendments or terminations to existing Leases and provide copies thereof to Purchaser for review, including, without limitation, disclose to Purchaser by written notice any and all material terms regarding any proposed new Leases or amendments to or terminations of existing Leases, including, without limitation, any New Tenant Costs associated with any proposed new Leases or amendment to any existing Lease, and will consult with Purchaser regarding the initiation or settlement of any real estate tax appeals during such period; provided, however, that Seller shall not be required to obtain Purchaser’s consent before entering into any new Leases or amendments to or terminations of existing Leases and/or initiating or settling any tax appeals.  After the expiration of the Evaluation Period, Seller shall not amend any existing Lease, accept any termination of any existing Lease or enter into any new Lease, or initiate or settle any tax appeal, without Purchaser’s prior written consent in Purchaser’s sole and absolute discretion; provided, however, in the event that Purchaser withholds or conditions its consent to any amendment or termination of an existing Lease or to any new Lease, then the provisions of Section 9.1(b) shall be null and void and of no further force and effect and Purchaser shall assume the risk of any and all loses of operation income at the Property between the expiration of the Evaluation Period and Closing.

(b)           Service Contracts. During the Evaluation Period, consult with Purchaser before entering into any Service Contract unless such Service Contract is terminable on thirty (30) days notice without payment of a termination penalty, fee or premium; provided, however, that Seller shall be under no obligation to obtain Purchaser’s consent prior to entering into any Service Contract.  From the expiration of the Evaluation Period until Closing, not enter into any Service Contracts, unless such Service Contracts are terminable on thirty (30) days notice without paying any termination penalty, fee or premium or unless Purchaser consents thereto in writing in Purchaser’s sole and absolute discretion.  At Closing, Seller shall terminate any property management agreements and any other agreements with affiliates of Seller in connection with the Property.

(c)           Notices. To the extent (i) received or sent by Seller after the Effective Date and (ii) affecting the Property, promptly deliver to Purchaser copies of written: default notices, notices of violations, tax bills and assessment notices, notices of a condemnation and material notices pertaining to any Lease, easement or other agreement.

(d)           Restrictions on Seller.  From the expiration of the Evaluation Period until Closing, not (i) seek or agree to any change or modification with respect to zoning or development rights with respect to the Property without Purchaser’s prior written consent, (ii) place any voluntary lien or encumbrance on the Property without Purchaser’s prior written consent, which will not be unreasonably withheld, conditioned or delayed, or (iii) commence, at Seller’s sole cost and expense, material (i.e., in excess of one-tenth of one percent (0.1%) of the Purchase Price), elective or optional alterations at the Property without Purchaser’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.  At any time prior to Closing, Seller shall have the right to commence, without Purchaser’s consent, any alterations that the Seller is contractually obligated to perform.

(e)           Mt. Pyramid Parking Lot Expansion.  From the Effective Date until the Closing Date, Seller shall continue to diligently pursue completion of the on-going parking lot expansion project at Mt. Pyramid (the “Mt. Pyramid Project”).  At or prior to Closing, Seller shall pay all costs and expenses incurred through, but not including, the Closing Date in connection with the Mt. Pyramid Project.  At Closing, Purchaser shall assume Seller’s obligations under the construction and other contracts entered into by Seller in connection with the Mt. Pyramid Project, and Purchaser shall receive a credit against the Purchase Price in the amount necessary to complete the Mt. Pyramid Project, all as more fully set forth in Sections 10.2 and 10.4(a) below.

Section 7.2            Estoppels.  It will be a condition to Closing that Seller obtain from each Major Tenant and a sufficient number of other Tenants at the Property in order to cover not less than 80% of the total rented square footage of the buildings in the aggregate located at the Property, an executed estoppel certificate in the form attached hereto as Exhibit “G” dated not more than forty-five (45) days prior to Closing (unless the Scheduled Closing Date has been extended by Purchaser pursuant to this Agreement), or in the form or limited to the substance, prescribed by each Major Tenant’s or, as applicable, other Tenant’s Lease.  Notwithstanding the foregoing, Seller agrees to request that each Major Tenant and other Tenants in the buildings execute an estoppel certificate in the form attached hereto as Exhibit “G”, and use good faith, commercially reasonable efforts to obtain same.  Seller shall not be in default of its obligations hereunder if any Major Tenant or other Tenant fails to deliver an estoppel certificate, or delivers an estoppel certificate which is not in accordance with this Agreement; provided, however, that as more fully set forth in Section 9.1(f) below, such failure may constitute the failure to satisfy a condition precedent to Purchaser’s obligation to purchase the Property.  For purposes of this subsection, an estoppel certificate will be not be treated as having been received if it contains (i) any material adverse inconsistencies with Seller’s representations or warranties set forth in this Agreement as modified pursuant to Section 8.3 below, or (ii) any material adverse deviation from the form or substance of estoppel required to be delivered by the Tenant hereunder, and, if any estoppel certificate discloses any such material adverse matter not cured or satisfied by Seller on or before the date which is three (3) Business Days prior to the Scheduled Closing Date, then Purchaser shall have the right to terminate this Agreement on or before the Scheduled Closing Date.  Purchaser shall be entitled to three (3) Business Days to review each such estoppel certificate and provide reasonable objections thereto prior to Seller sending such estoppel certificate to a Tenant.  For purposes of this Section 7.3, an estoppel shall not be deemed to contain a material adverse deviation from the required estoppel form, if (i) the Tenant limits assertions in the estoppel “to Tenant’s Knowledge” or (ii) refuses to confirm whether its Lease contains any extension, expansion, or termination options or rights, storage or parking rights or rental or other concessions.

In the event Seller is unable to obtain an executed estoppel certificate from any Tenant (other than a Major Tenant), to the extent required under the foregoing paragraph, Seller may, but is not obligated to, elect to provide an estoppel certificate in the form prescribed by the Lease for each such Tenant, which Purchaser agrees to accept as a valid and binding estoppel certificate; provided that Seller shall not be permitted to provide estoppel certificates for more than 50% of the remaining square footage of the Property (i.e., not including Major Tenants).  In the event that the Tenant thereafter delivers an estoppel certificate post-Closing, then Seller shall be automatically released from liability under its estoppel certificate with respect to all consistent matters set forth in the Tenant’s estoppel certificate.

Provided that Purchaser delivers to Seller Purchaser’s requested form of Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) prior to the expiration of the Evaluation Period, Seller will also request that the Major Tenants and those Tenants whose Leases require a SNDA signed by a mortgage lender in order for their Leases to be subordinate to the Lender’s Mortgage, execute a reasonable form of SNDA requested by Purchaser concurrently with tendering the estoppel certificates to the Tenants, and Seller will make good faith, commercially reasonable efforts to obtain them.

Section 7.3            Post-Closing Employment.  For a period of thirty (30) days prior to the Scheduled Closing Date, Purchaser’s affiliate, Westcore Management, LLC, a Delaware limited liability company (“Westcore Management”), shall extend offers to employ all then existing employees of Seller and MCRC in the State of Colorado (the “Company Employees”), for a period of one year after Closing on the same terms and conditions (except as set forth below in this Section 7.3), including but not limited to base salary and bonus, under which the Company Employees are currently employed.  With respect to such Company Employees that accept such offers for employment, the Westcore Management shall (a) for a period of one (1) year following the Closing, cause any Company Employee that was covered under a medical or dental plan, disability benefit plan, 401(k) plan or life insurance plan of Seller or MCRC immediately prior to the Closing to receive coverage that is comparable in the aggregate to such coverage provided to similarly situated employees employed by Westcore Management, and (b) recognize the service completed by the Company Employees for purposes of determining eligibility service and vesting service under any employee benefit plan, program or arrangement maintained by Westcore Management for its employees on or after the Closing Date to the same extent such service was credited under any employee benefit plan, program or arrangement provided by the Seller or MCRC immediately prior to the Closing Date.  The Company Employees shall be third party beneficiaries of this Section 7.3.  Promptly after the Closing, Seller shall pay any and all compensation, reimbursements and benefits due the Company Employees that accrued prior to the Closing Date.  The provisions of this Section 7.3 shall survive the Closing for a period of one year.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Section 8.1            Seller’s Representations and Warranties. The following constitute the sole representations and warranties of Seller, which representations and warranties shall be true in all material respects as of the Effective Date and Closing Date except for such changes as are permitted under this Agreement.  Subject to the limitations set forth in Section 8.3 of this Agreement, Seller represents and warrants to Purchaser the following:

(a)           Status. Seller is a limited partnership, duly organized and validly existing under the laws of the State of Delaware.

(b)           Authority. Except for the approval of the Board of Directors of MCRC, which Seller shall seek to obtain within fifteen (15) days after the Effective Date (the “Board of Directors Approval”), the execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller.

(c)           Non-Contravention.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.

(d)           Consents. Except for (i) the Board of Directors Approval and (ii) the consent of the ground lessor with respect to the leasehold estate of Seller at 400 South Colorado (the “Ground Lessor Consent”), no consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

(e)           Suits and Proceedings.  Except as listed in Exhibit I, there are no legal actions, suits or similar proceedings pending, served or settled in the three (3) years prior to the date of this Agreement, or, to Seller’s Knowledge, threatened in writing against Seller or the Property which (i) would materially and adversely affect the Seller’s ability to consummate the transactions contemplated hereby, or (ii) might have a material adverse effect on Purchaser’s use, ownership or operation of the Property.

(f)            Non-Foreign Entity.  Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(g)           Tenants.  As of the date of this Agreement, to Seller’s Knowledge the only tenants of the Property are the tenants set forth in the Lease Schedule attached as Exhibit F.  To Seller’s Knowledge, the Documents made available to Purchaser pursuant to Section 5.2 hereof include true, correct and complete copies of all of the Leases listed on Exhibit F.  To Seller’s Knowledge, except as set forth of Exhibit O annexed hereto and made a part hereof, no tenant is in monetary or material nonmonetary default under any Lease, and Seller has not sent any notice of default by any Tenant under the Leases that remains uncured.

(h)           Service Contracts.  To Seller’s Knowledge none of the service providers listed on Exhibit E is in material default under any Service Contract.  To Seller’s Knowledge, the Documents made available to Purchaser pursuant to Section 5.2 hereof include true, correct and complete copies of all Service Contracts listed on Exhibit E under which Seller is currently paying for services rendered in connection with the Property.  To Seller’s Knowledge, there are no Service Contracts other than those listed on Exhibit E.

(i)            Environmental Matters.  To Seller’s Knowledge, except as set forth in the reports described in Exhibit M (the “Environmental Reports”), Seller has not received written notice of any violations of Environmental Laws at or upon the Properties.

(j)            Compliance.  To Seller’s Knowledge, in the two (2) years prior to the Effective Date, Seller has received no written notice from any Authorities to the effect that the Property is not in compliance with any Governmental Regulations (a “Violation Notice”), and the Seller has not received any Violation Notices prior to such date that have not been cured.

(k)           Company Employees.  Attached hereto as Exhibit N is a true, correct and complete list of the Company Employees together with the salary and bonus payable to each such Company Employee as of the Effective Date.

(l)            Leasing Commissions.  To Seller’s Knowledge, as of the Effective Date, there are no potential leasing commissions for which Purchaser may be liable post-Closing other than as may be set forth in the commission agreements listed on Exhibit Q annexed hereto and made a part hereof or in the Leases.  To Seller’s Knowledge, the Documents made available to Purchaser pursuant to Section 5.2 hereof include true, correct and complete copies of all of the commission agreements listed on Exhibit Q.

(m)          Management Fees.  At Closing, there shall be no unpaid management fees with the respect to the Property.

(n)           Real Estate Tax Appeals.  Attached hereto as Exhibit P is a true, correct and complete list of all pending real estate tax appeals with respect to the Property.

(o)           OFAC.  Neither Seller, nor any officer, director, shareholder, partner, investor or member of Seller is named by any Executive Order of the United States Treasury Department as a terrorist, a “Specially Designated National and Blocked Person,” or any other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (collectively, an “Identified Terrorist”.)  Seller is not engaging in this transaction on the behalf of, either directly or indirectly, any Identified Terrorist.

(p)           Historical Operating Statements.  To Seller’s Knowledge, the historical operating statements to be provided to Purchaser for review pursuant to Section 5.2 above, shall accurately set forth, in all material respects, the operating income and expenses of the Property for the past three years.

Section 8.2            Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller the following, which representations and warranties shall be true as of the Effective Date and at Closing:

(a)           Status. Purchaser is a duly organized and validly existing limited liability company under the laws of the State of Delaware.

(b)           Authority. The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder have been duly authorized by all necessary action on the part of Purchaser and this Agreement constitutes the legal, valid and binding obligation of Purchaser.

(c)           Non-Contravention.  The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

(d)           Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

(e)           OFAC.  Neither Purchaser, nor any officer, director, shareholder, partner, investor or member of Purchaser is named by any Executive Order of the United States Treasury Department as a terrorist, a “Specially Designated National and Blocked Person,” or any other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (collectively, an “Identified Terrorist”.)  Purchaser is not engaging in this transaction on the behalf of, either directly or indirectly, any Identified Terrorist.

Section 8.3            Survival of Representations, Warranties and Covenants.  The representations and warranties of Seller set forth in Section 8.1, in the Seller Certificate delivered prior to the expiration of the Evaluation Period and in any documents delivered at Closing and the certifications contained in any Seller estoppels delivered under the third paragraph of Section 7.2 will survive the Closing for a period of ten (10) months, after which time they will merge into the Deed, and Purchaser will have no right to assert a claim based thereon after the ten-month period.  During the ten-month period, Purchaser will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations, warranties or certifications, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds one-tenth of one percent (00.1%) of the Purchase Price; provided that if the aggregate amount of all liability and losses exceeds such one-tenth on one percent (00.1%) of the Purchase Price, Purchase shall be entitled to recover all such amounts.  In addition, in no event will Seller’s liability for all such untruths, inaccuracies or breaches exceed, in the aggregate, the sum of Two Million Dollars ($2,000,000); provided, however, that this cap on liability shall not apply to Seller’s liability resulting from any Seller estoppels delivered pursuant to Section 7.2 above.  Notwithstanding any other provision of this Agreement, unless Purchaser can prove that Seller made an intentionally false representation, warranty or certification as of the Effective Date or as of the expiration of the Evaluation Period, the representations, warranties and certifications of Seller are hereby modified to be made true to the extent that, as of the date hereof with respect to the representations and warranties made herein, and as of the Closing Date with respect to representations, warranties and certifications made by Seller as of the Closing Date, (i) information contained in the Documents made available to Purchaser or its Licensee Parties pursuant to Section 5.2(a) makes the subject representation, warranty or certification not true, or (ii) either Purchaser or the Licensee Parties has knowledge that the subject representation, warranty or certification is untrue, or (iii) Seller has delivered or made available to Purchaser or the Licensee Parties other written information disclosing that the subject representation, warranty or certification is not true.  The Closing Surviving Obligations and the Termination Surviving Obligations will survive Closing without limitation unless a specified period is otherwise provided in this Agreement.  All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing but will be merged into the Deed and other Closing documents delivered at the Closing.  Subject to the limitations or liability set forth above in this Section 8.3, one (1) Business Day prior to the expiration of the Evaluation Period, Seller shall deliver to Purchaser a Seller Certificate updating as of such date, the representations, warranties and certifications set forth in Section 8.1, subject to such modifications as shall be permitted by virtue of (i) the operating covenants contained in Section 7.1 above, (ii) facts raised during Purchaser’s due diligence process or (iii) changes at the Property during the Evaluation Period.

ARTICLE IX

CONDITIONS PRECEDENT TO CLOSING

Section 9.1            Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)           Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.3.

(b)           Between the end of the Evaluation Period and the Scheduled Closing Date, there shall have been no loss in the anticipated operating income at the Property resulting from a loss of tenancies at a reasonably prudent investor but not have reasonably anticipated the exercise of prudent due diligence during the Evaluation Period, including but not limited to by investigating financial conditions of the Tenant in a commercially reasonable manner, and which results in a loss in the value of the Property in excess of $1,000,000.00 (the “$1,000,000

Threshold”).  For purposes of calculating the amount of any loss of anticipated operating income and its effect on value, the parties shall compare the net present value (on the Scheduled Closing Date) of the lost income stream using a discount rate of 8% per annum to the net present value of a replacement income stream commencing three months after the Scheduled Closing Date at market rents.  For this purpose market rents shall be the rents charged at comparable buildings in the same submarket and which are set forth on Exhibit L annexed hereto and made a part hereof.  Any and all decreases in net present value shall be aggregated with any and all increases in determining whether the $1,000,000 Threshold has been exceeded.  In the event that the $1,000,000 Threshold has been exceeded, Purchaser shall notify Seller in writing, which notice shall set forth Purchaser’s determination of the excess amount and the calculations supporting its determination.  In such event, Seller shall have the right to elect to reduce the Purchase Price by all or a portion of such excess.  Seller shall notify Purchaser in writing of its election within five (5) Business Days after its receipt of Purchaser’s notice.  If Seller elects to reduce the Purchase Price by the entire excess or less than all of the excess, then the Purchase Price shall be reduced accordingly and this Agreement shall otherwise continue unmodified and in full force and effect.  If Seller has elected to credit less than all of the excess, Purchaser shall then have five (5) Business Days to notify Seller whether it accepts or rejects Seller’s election.  If Purchaser accepts Seller’s election, then the Purchase Price shall be reduced accordingly and this Agreement shall otherwise continue unmodified and in full force and effect.  If Purchaser rejects Seller’s election or Seller fails to make an election, this Agreement shall be deemed terminated and null and void except for the Termination Surviving Obligations, and the Earnest Money Deposit and all interest earned thereon shall be promptly returned to Purchaser.  If Purchaser fails to respond to Seller’s election within the five (5) Business Day period, it shall be deemed to have accepted the Seller’s election.  In the event that the Closing occurs at a reduced Purchase Price, (i) if Purchaser subsequently receives or recovers all or some portion of the “lost” income on which the Purchase Price reduction was based, Purchaser shall promptly pay over to Seller the amount received or recovered by Purchaser and (ii) Seller shall have the right to pursue collection of “lost” income post-Closing.   The Schedule Closing Date shall be extended to the date necessary to provide for the notices set forth in this Section 9.1(b).

(c)           The representations and warranties of Seller contained in Section 8.1 shall continue to be true and correct in all material respects on the Closing Date except to reflect changes in accordance with Section 7.1 above and for changes in the representations and warranties in Subsections 8.1(e), (g), (h), (i), (j) and (k) based on facts occurring (including but not limited to notices received or sent) after the Effective Date.

(d)           To the extent that (i) Purchaser has raised as a Title Objection pursuant to Section 6.2(a) above, the need for estoppel certificates from any parties to any covenants, conditions and restrictions, reciprocal easement agreement, development agreements or ground leases affecting the Property (collectively, “Title Estoppels”), and (ii) Seller has agreed pursuant to Section 6.3 to attempt to cure such Title Defect, then Purchaser’s receipt of such Title Estoppels, in form and substance reasonably satisfactory to Purchaser.

(e)           Title Company shall be irrevocably and unconditionally committed to issue the Title Policy.

(f)            Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

Section 9.2            Conditions Precedent to Obligation to Seller.  The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing (or as otherwise provided) of all of the following conditions, any or all of which may be waived by Seller in it sole discretion:

(a)           Seller shall have received the Purchase Price as adjusted pursuant to, and payable in the manner provided for, in this Agreement.

(b)           Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.2.

(c)           Seller shall have received the Board of Directors Approval.

(d)           Seller shall have received the Ground Lessor Consent.

(e)           The representations and warranties of Purchaser contained in Section 8.2 shall continue to be true and correct in all material respects.

(f)            Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

ARTICLE X

CLOSING

Section 10.1         Closing. The consummation of the transaction contemplated by this Agreement by delivery of documents and payments of money from escrow shall take place at 3:00 p.m. Eastern Time on the Scheduled Closing Date at the offices of the Escrow Agent; provided, however, that the closing documents that are intended to be recorded in the land records in Colorado shall be delivered by the parties to an office in Colorado designated by Escrow Agent.  Purchaser shall have an option to extend the Scheduled Closing Date for a period of up to thirty-days by delivering written notice to Seller at least five Business Days prior to the original Scheduled Closing Date, together with the simultaneous deposit by Purchaser with the Escrow Agent, by Federal Reserve wire transfer of immediately available funds, of the amount of Five Hundred Thousand Dollars ($500,000) as an additional earnest money deposit on account of the Purchase Price (the “Extension Deposit”).  TIME SHALL BE OF THE ESSENCE WITH RESPECT TO PAYMENT OF THE EXTENSION DEPOSIT.  Thereafter, all references in this Agreement to the Earnest Money Deposit shall be deemed to also include the Extension Deposit.  At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.  The acceptance of the Deed by Purchaser shall be deemed to be full performance and discharge of each and every agreement and obligation on the part of Seller to be performed hereunder unless otherwise specifically provided herein.

Section 10.2         Purchaser’s Closing Obligations. On the Closing Date, Purchaser, at its sole cost and expense, will deliver the following items to Seller at Closing as provided herein:

(a)           The Purchase Price, after all adjustments are made as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.3;

(b)           A counterpart original of the Assignment of Leases, duly executed by Purchaser;

(c)           A counterpart original of the Assignment of Ground Lease, duly executed by Purchaser;

(d)           A counterpart original of the Assignment, duly executed by Purchaser;

(e)           Evidence reasonably satisfactory to Seller that the person executing the Assignment of Leases, the Assignment, and the Tenant Notice Letters on behalf of Purchaser has full right, power and authority to do so;

(f)            Form of written notice executed by Purchaser and to be addressed and delivered to the Tenants by Purchaser in accordance with Section 10.6 herein, (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and that Purchaser is responsible for the Security Deposit (specifying the exact amount of the Security Deposit) and (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefor (the “Tenant Notice Letters”);

(g)           A counterpart original of the Closing Statement, duly executed by Purchaser;

(h)           A certificate, dated as of the date of Closing, stating (i) that the representations and warranties of Purchaser contained in Section 8.2 are true and correct in all material respects as of the Closing Date; and

(i)            Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement, including but not limited to Colorado Withholding Form 1083.

Section 10.3         Seller’s Closing Obligations.  At the Closing, Seller will deliver to Purchaser the following documents:

(a)           Special warranty deeds with covenants against the grantor’s acts (the “Deed”), duly executed and acknowledged by Seller, conveying to Purchaser the Real Property and the Improvements subject only to the Permitted Exceptions.  With respect to the Real Property and Improvements listed on Exhibit K as being identified for 1031 exchanges, each such Property shall be transferred pursuant to a single Deed listing for recording purposes the Purchase Price allocation for such Real Property as set forth on Exhibit K; with respect to the balance of the Real Property and Improvements, they will be transferred pursuant to a single Deed for all Real Property located within the same county and the allocated Purchase Price for purposes of recording the Deed relating thereto shall be the aggregate of the portions of the Purchase Price allocated to such Real Property on Exhibit K;

(b)           A blanket assignment and bill of sale in the form attached hereto as Exhibit C (the “Bill of Sale”), duly executed by Seller, assigning and conveying to Purchaser, without representation or warranty, title to the Personal Property;

(c)           A counterpart original of an assignment and assumption of Seller’s interest, as lessor, in the Leases and Security Deposits in the form attached hereto as Exhibit B (the “Assignment of Leases”), duly executed by Seller, conveying and assigning to Purchaser all of Seller’s right, title and interest, as lessor, in the Leases and Security Deposits;

(d)           A counterpart original of an assignment and assumption of Seller’s leasehold estate at 400 South Colorado in form reasonably satisfactory to counsel for both parties and which shall be agreed upon during the Evaluation Period (the “Assignment of Ground Lease”), duly executed by Seller, conveying and assigning to Purchaser all of Seller’s right, title and interest, in the Ground Lease;

(e)           A counterpart original of an assignment and assumption of Seller’s interest in the Service Contracts and the Licenses and Permits substantially in the form attached hereto as Exhibit A (the “Assignment”), duly executed by Seller, conveying and assigning to Purchaser all of Seller’s assignable right, title, and interest, if any, in the Service Contracts, the Licenses and Permits, the Apex Agreements (only to the extent the Apex Agreements pertain to the Property) and the construction and other contracts in connection with the Mt. Pyramid Project;

(f)            The Tenant Notice Letters, duly executed by Seller;

(g)           Evidence reasonably satisfactory to Purchaser and Title Company that the person executing the documents delivered by Seller pursuant to this Section 10.3 on behalf of Seller has full right, power, and authority to do so;

(h)           A certificate in the form attached hereto as Exhibit J  (“Certificate as to Foreign Status”) certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;

(i)            All original Leases, Licenses and Permits and Service Contracts to the extent in Seller’s possession or control;

(j)            A certificate (the “Seller Certificate”), dated as of the date of Closing, stating that the representations and warranties of Seller contained in Section 8.1 are true and correct in all material respects as of the Closing Date (with appropriate modifications to reflect any changes therein) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change.  In no event shall

Seller be liable to Purchaser for, or be deemed to be in default hereunder and it shall not constitute failure of a condition precedent, if any representation or warranty is no longer true and correct in all material respects unless Purchaser can prove that Seller made an intentionally false representation, warranty or certification as of the Effective Date or as of the expiration of the Evaluation Period; provided, however, that if: (i) such event constitutes the non-fulfillment of the condition set forth in Section 9.1(b), Purchaser shall have the right to terminate this Agreement or receive a reduction in the Purchase Price in accordance with the provisions of Section 9.1(b), and (ii) such representation or warranty that is no longer true and correct in all material respects is contained in Subsections 8.1(a) through (d), (f), and (l) through (p), and such change is not in accordance with Section 7.1, it shall constitute the failure of a condition precedent, entitling Purchaser to terminate this Agreement by written notice to Seller.  In such event, Purchaser shall receive the prompt return of the Earnest Money Deposit and all interest earned thereon, and except for the Termination Surviving Obligations, neither party shall have any further liability under this Agreement.  The representations, warranties and certifications of Seller contained in the Seller Certificate shall be subject to the provision of Section 8.3 above;

(k)           The estoppel certificates received by Seller pursuant to Section 7.2 above; and

(l)            Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement, including but not limited to Colorado Withholding Form 1083 and an affidavit of title in form and substance reasonably satisfactory to Seller and the Title Company.

Section 10.4         Prorations.

(a)           Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day preceding the Closing Date (the “Proration Time”), the following (collectively, the “Proration Items”):

(i)            Rents, in accordance with Section 10.4(b) below.

(ii)           Seller shall credit Purchaser at Closing with all cash Security Deposits and any prepaid rents, together with any interest to be paid to the Tenant thereon.

(iii)          Utility charges payable by Seller, including, without limitation, electricity, water charges and sewer charges.  If there are meters on the Real Property, Seller will cause readings of all said meters to be performed not more than five (5) days prior to the Closing Date, and a per diem estimated adjustment shall be made for the days between the meter reading date and the Closing Date based on the most recent meter reading.

(iv)          Amounts payable under the Apex Agreements and Service Contracts.

(v)           Real estate taxes due and payable for the calendar year.  If the Closing Date shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation.  If, subsequent to the Closing Date, real estate taxes (by reason of change in either assessment or rate or for any other reason) for the Real Property should be determined to be higher or lower than those that are apportioned, a new computation shall be made, and Seller agrees to pay Purchaser any increase shown by such recomputation and vice versa.  Purchaser shall, at Closing, assume all expenses incurred or to be incurred in connection with any real estate tax appeals that are pending at the time of Closing.

(vi)          The value of fuel stored at the Real Property, at Seller’s most recent cost, including taxes, on the basis of a reading made within ten (10) days prior to the Closing by Seller’s supplier.

(vii)         To the extent that any of Westcore Management’s employee benefits impose a waiting period on new employees before such benefit will be available, and Seller or MCRC has the ability to continue comparable benefits post-Closing in favor of the Company Employees, during all or a portion of such waiting period, payment to Seller or MCRC of the costs of continuing such benefits for such period.

(viii)        Any unpaid costs necessary to complete the Mt. Pyramid Project will be credited to Purchaser.  If the parties cannot reasonably agree on such costs, the amount in dispute will be held in escrow by the Escrow Agent until completion of the project, at which time, any unpaid costs not occasioned by (A) change orders agreed to by Purchaser post-Closing or (B) increases to the cost of construction resulting from the actions of Purchaser, will be paid from the escrow, and any excess monies will be paid to Seller.

Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Proration Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Proration Time.  The estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser prior to the Closing Date (the “Closing Statement”).  The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller.  The proration shall be paid at Closing by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing.  If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser.  No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Purchaser.  Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at the Closing with respect to utility bills.  Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for any deposits with the utility providers. The provisions of this Section 10.4(a) will survive the Closing for twelve (12) months.

(b)           Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Proration Time) of all Rental previously paid to or collected by Seller and attributable to any period following the Proration Time.  After the Closing, Seller will cause to be paid or turned over to Purchaser all Rental, if any, received by Seller after Closing and attributable to any period following the Proration Time.  “Rental” as used herein includes fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant’s proration share of building operation and maintenance costs and expenses as provided for under the Lease, to the extent the same exceeds any expense stop specified in such Lease), retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable by Tenants under the Leases or from other occupants or users of the Property.  For purposes of this Agreement, rental is “Delinquent” when it was due prior to the Closing Date, and payment thereof has not been made on or before the Proration Time.  Delinquent Rental will not be prorated.  Purchaser agrees to use good faith collection procedures with respect to the collection of any Delinquent Rental, but Purchaser will have no liability for the failure to collect any such amounts and will not be required to (i) pursue legal action to enforce collection of any such amounts owed to Seller by any Tenant, (ii) terminate the Lease with respect to any such Tenant, or (iii) terminate any Tenant’s right to possession under such Lease.  After the Closing, if Purchaser declines to pursue a collection action against a Tenant for Delinquent Rental, then Seller shall have the right to do so; provided, however, that Seller shall not (A) terminate any Lease or terminate or disturb Tenant’s right to possession thereunder, or (B) commence any lawsuit until the earlier of one year after the Closing Date or one month prior to the expiration of the statute of limitations with respect to such claim.  All sums collected by Purchaser from and after Closing from each Tenant (excluding tenant specific billings for tenant work orders and other specific services as described in and governed by Section 10.4(d) below) will be applied first to the month in which the Closing occurs, then to current amounts owned by such Tenant to Purchaser and then to delinquencies owed by such Tenant to Seller.  Any sums due Seller will be promptly remitted to Seller.

(c)           At the Closing, Seller shall deliver to Purchaser a list of additional rent, however characterized, under each Lease, including without limitation, real estate taxes, electrical charges, utility costs and operating expenses (collectively, “Operating Expenses”) billed to Tenants for the calendar year in which the Closing occurs (both on a monthly basis and in the aggregate), the basis on which the monthly amounts are being billed and the amounts incurred by Seller on account of the components of Operating Expenses for such calendar year.  Upon the reconciliation by Purchaser of the Operating Expenses billed to Tenants, and the amounts actually incurred for such calendar year, Seller and Purchaser shall be liable for overpayments of Operating Expenses, and shall be entitled to payments from Tenants, as the case may be, on a pro-rata basis based upon each party’s period of ownership during such calendar year.  This Section 10.3(c) shall survive post-Closing until six (6) months after reconciliation of the Operating Expenses.

(d)           With respect to specific tenant billings for work orders, special items performed or provided at the request of a Tenant or other specific services, which are collected by Purchaser after the Closing Date but relate to the foregoing specific services rendered by Seller prior to the Proration Time, then notwithstanding anything to the contrary contained herein, Purchaser shall cause the first amounts collected from such Tenant to be paid to Seller on account thereof; provided, however, with respect to specific tenant billings for work orders, special items performed or provided at the request of a Tenant or other specific services, which are collected by Purchaser after the Closing Date and relate to the foregoing specific services rendered by Purchaser after the Proration Time and Seller prior to the Proration Time, then notwithstanding anything to the contrary contained herein, unless Tenant’s intention for the application of the payment is indicated by Tenant (in which event, the Tenant’s indication shall control), Purchaser shall cause the first amounts collected from such Tenant to be paid to Purchaser for such services rendered after the Proration Time and then to Seller on account for services rendered by Seller prior to the Proration Time.  Seller shall have the right to pursue collection of the foregoing items post-Closing in the same manner and subject to the same limitations as applied to the collection of Delinquent Rental as more fully set forth in Section 10.4(b) above.

(e)           Notwithstanding any provision of this Section 10.4 to the contrary, Purchaser will be solely responsible for its pro rata share of any leasing commissions, tenant improvement costs or other expenditures (for purposes of this Section 10.4(e), “New Tenant Costs”) incurred or to be incurred in connection with any new lease or Lease amendment, renewal or extension executed (or exercised in the event of an option to extend, renew or expand an existing Lease) on or after the Effective Date and which transaction was disclosed in writing to Purchaser in accordance with Section 7.1(a), and Purchaser will pay to Seller at Closing as an addition to the Purchase Price an amount equal to any of Purchaser’s pro rata share of New Tenant Costs paid by Seller.  For purposes of calculating Purchaser’s pro rata share of New Tenant Costs, Purchaser shall be charged the same percentage of such costs as the percentage of the Lease’s rent term that is scheduled to occur post-Closing.  Accordingly, by way of example, if one hundred percent (100%) of the rent term is scheduled to occur post-Closing, Purchaser’s pro rata share of New Tenant Costs for such Lease would be one hundred percent (100%), whereas, if five percent (5%) of the rent term has occurred prior to the Closing Date, Seller shall be responsible for five percent (5%) of the New Tenant Costs and Purchaser shall be responsible for ninety-five percent (95%).  Notwithstanding any provision of this Section 10.4 to the contrary, except as set forth on Exhibit R annexed hereto and made a part hereof, Seller will be solely responsible for any leasing commissions, tenant improvement costs or other expenditures incurred or to be incurred in connection with any Lease executed before the Effective Date except to the extent that a credit against the Purchase Price is granted to Purchaser at Closing (in which event, Purchaser shall be responsible to pay for such item).  Purchaser shall solely be responsible for the payment or, to the extent previously paid by Seller, the reimbursement to Seller, of the Lease expenses set forth on Exhibit R.  Seller shall deliver to Purchaser evidence of the due payment of all of the Lease expenses set forth on Exhibit R for which Seller is seeking reimbursement.  Notwithstanding anything to contrary contained herein, Seller will be solely responsible for the costs of any contracts with affiliates of Seller and the compensation and benefits of the Company Employees that accrue before the Closing Date.

Section 10.5         Costs of Title Company and Closing Costs. Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:

(a)           Seller shall pay (i) Seller’s attorney’s fees; (ii) one-half (1/2) of escrow fees, if any; (iii) the cost of the premium for the Title Policy (but only as to base policy without endorsements or extended coverage), the cost of endorsements to cure any of Purchaser’s Title Objections with respect to the Title Policy to the extent that Seller agreed to cure them pursuant to this Agreement and customary title searches; and (iv) the cost of recording discharges of any liens and encumbrances.

(b)           Purchaser shall pay (i) the costs of recording the Deed to the Property and all other documents other than discharges of liens and encumbrances; (ii) all costs of any extended or additional coverage under the Title Policy or endorsements or deletions (other than the cost of endorsements to cure Purchaser’s Title Objections to the extent that Seller agreed to cure them pursuant to this Agreement), including, without limitation, the deletion of the survey exception, to the Title Policy that are desired by Purchaser; (iii) all premiums and other costs for any mortgagee policy of title insurance, if any, including but not limited to any endorsements or deletions; (iv) Purchaser’s attorney’s fees; (v) one-half (1/2) of escrow fees, if any and (vi) the costs of the Updated Survey.

(c)           Any other costs and expenses of Closing not provided for in this Section 10.5 shall be allocated between Purchaser and Seller in accordance with the custom in the area in which the Property is located.

Section 10.6         Post-Closing Delivery of Tenant Notice Letters.  Immediately following Closing, Purchaser will deliver to each Tenant a Tenant Notice Letter, as described in Section 10.2(e).

Section 10.7         Like-Kind Exchange.  In the event that Seller and/or Purchaser shall elect to effectuate the Closing as part of a “like-kind” exchange under Section 1031 of the Code, each party agrees to cooperate with and assist the other in all reasonable respects (at no cost other than incidental attorneys’ fees) in order that the exchange so qualifies as a “like-kind” exchange under Section 1031 of the Code and the Treasury Regulations promulgated, or to be promulgated, thereunder.  If either party, or any member/shareholder of either party (the “Exchanging Party”), so elects, the other party (the “Cooperating Party”) shall execute such documents and take such action as may be reasonably necessary in order to effectuate this transaction as a like-kind exchange; provided, however, that:  (i) the Cooperating Party’s cooperation hereunder shall be without cost, expense or liability to the Cooperating Party of any kind or character other than attorneys’ fees, costs or expenses incurred in connection with the review of customary documentation in order to effectuate such like-kind exchange, and the Cooperating Party shall have no obligation to take title to any other real property; (ii) the Exchanging Party shall assume all risks in connection with the designation, selection and setting of terms of the purchase or sale of any exchange property; (iii) except as set forth above, the Exchanging Party shall bear all costs and expenses in connection with any such exchange transaction in excess of the costs and expenses which would have otherwise been incurred in acquiring or selling the Property by means of a straight purchase, so that the net effect to the Cooperating Party shall be otherwise identical to that which would have resulted had this Agreement closed on a purchase and sale; (iv) there shall be no delay in the Scheduled Closing Date resulting from such exchange by the Exchanging Party; (v) any documents to effectuate such exchange transaction shall have no practical effect on terms and conditions contained in this Agreement; and (vi) the Exchanging Party shall indemnify, defend and hold the Cooperating Party harmless from any and all claims, demands, penalties, loss, causes of action, suits, risks, liability, costs or expenses of any kind or nature (including, without limitation, reasonable attorneys’ fees) which the Cooperating Party may incur or sustain, directly or indirectly, related to or in connection with, or arising out of, the consummation of this transaction as a like-kind exchange as contemplated hereunder.

ARTICLE XI

CONDEMNATION AND CASUALTY

Section 11.1         Casualty.  If, prior to the Closing Date, (i) all or a Significant Portion of the Real Property and Improvements is destroyed or damaged by fire or other casualty, or (ii) if (a) a Major Tenant is permitted to terminate its Lease with respect to a certain Property, or (b) the cost to repair any certain Property exceeds fifteen percent (15%) of the allocated Purchase Price for such Property set forth on Exhibit K, Seller will notify Purchaser of such casualty.  With respect to subsection (i) above, Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than fifteen (15) days after receipt of Seller’s notice.  With respect to subsection (ii) above, Purchaser shall thereafter be entitled to terminate this Agreement as to such Property and shall only be required to purchase the remaining Property on the terms, conditions and provisions of this Agreement as if this Agreement had never included the damaged Property, with the Purchase Price to be reduced by the allocated Purchase Price for such Property.  If this Agreement is terminated with respect to such damaged Property, neither Seller nor Purchaser shall have any further obligations under this Agreement with respect to such Property as to which the termination applies other than the Termination Surviving Obligations with respect to such Property.  If this Agreement is terminated, the Earnest Money Deposit and all interest accrued thereon will be returned to Purchaser and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations.  If Purchaser does not elect to terminate this Agreement or does not have the right to do so pursuant to the foregoing provisions of this Section 11.1, Seller will not be obligated to repair such damage or destruction but (a) Seller will assign and turn over to Purchaser the insurance proceeds net of reasonable collection costs (or if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty up to the amount of the allocated Purchase Price and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive credit for the insurance deductible amount.  In the event Seller elects to perform any repairs as a result of a casualty, Seller will be entitled to deduct its costs and expenses from any amount to which Purchaser is entitled under this Section 11.1, which right shall survive the Closing.  Notwithstanding any provision contained herein to the contrary, for purposes solely of this Section 11.1, Purchaser shall be entitled, by written notice to Seller given not less than one (1) Business Day prior to the expiration of the Evaluation Period, to increase or decrease specific Purchase Price allocations for any Property set forth on Exhibit K provided (A) such increase or decrease shall not exceed ten percent (10%) of the initial allocation for such Property, (B) Purchaser shall not be entitled to amend the allocations for those properties designated on Exhibit K as potential 1031 exchanges, and (C) any change to a Property allocation must by offset by one or more similar changes such that the total allocations equals but does not exceed the Purchase Price.

Section 11.2         Condemnation of Property.  In the event of (a) any condemnation or sale in lieu of condemnation of all of the Property; or (b) any condemnation or sale in lieu of condemnation of greater than twenty-five percent (25%) of the fair market value of the Property prior to the Closing, Purchaser will have the option, to be exercised within fifteen (15) days after receipt of notice of such condemnation or sale, of terminating Purchaser’s obligations under this Agreement.  In the event that either (i) any condemnation or sale in lieu of condemnation of the Property is for less than twenty-five percent (25%) of the fair market value of the Property, or (ii) Purchaser does not terminate this Agreement pursuant to the preceding sentence, Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Property, and Purchaser will take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price.  Should Purchaser elect to terminate Purchaser’s obligations under this Agreement under the provisions of this Section 11.2, the Earnest Money Deposit and any interest thereon will be returned to Purchaser and neither Seller nor Purchaser will have any further obligation under this Agreement, except for the Termination Surviving Obligations.  Notwithstanding anything to the contrary herein, if any eminent domain or condemnation proceeding is instituted (or notice of same is given) solely for the taking of any subsurface rights for utility easements or for any right-of-way easement, and the surface may, after such taking, be used in substantially the same manner as though such rights have not been taken, Purchaser will not be entitled to terminate this Agreement, but any award resulting therefrom will be assigned to Purchaser at Closing and will be the exclusive property of Purchaser upon Closing.  Notwithstanding anything to the contrary set forth herein, in the event of any condemnation or sale in lieu of condemnation of any certain Property (i) exceeds fifteen percent (15%) of the allocated Purchase Price of such Property (as set forth on Exhibit K) condemned or sold in lieu of condemnation, (ii) permits a Major Tenant to terminate its Lease with respect to such Property, or (iii) results in a loss of access to such Property, Seller shall notify Purchaser of the same.  In such event, Purchaser shall thereafter be entitled to terminate this Agreement as to such Property and shall only be required to purchase the remaining Property on the terms, conditions and provisions of this Agreement as if this Agreement had never included the condemned Property, with the Purchase Price to be reduced by the allocated Purchase Price of such Property as set forth on Exhibit K.  Notwithstanding any provision contained herein to the contrary, for purposes solely of this Section 11.1, Purchaser shall be entitled, by written notice to Seller given not less than one (1) Business Day prior to the expiration of the Evaluation Period, to increase or decrease specific Purchase Price allocations for any Property set forth on Exhibit K provided (A) such increase or decrease shall not exceed ten percent (10%) of the initial allocation for such Property, (B) Purchaser shall not be entitled to amend the allocations for those properties designated on Exhibit K as potential 1031 exchanges, and (C) any change to a Property allocation must by offset by one or more similar changes such that the total allocations equals but does not exceed the Purchase Price.

ARTICLE XII

CONFIDENTIALITY

Section 12.1         Confidentiality. Seller and Purchaser each expressly acknowledge and agree that the transactions contemplated by this Agreement and the terms, conditions, and negotiations concerning the same will be held in the strictest confidence by each of them and will not be disclosed by either of them except to their respective legal counsel, accountants, consultants, officers, partners, and directors and any other of Purchaser’s Permitted Outside Parties, and except and only to the extent that such disclosure may be necessary for their respective performances hereunder, and Purchaser shall indemnify and hold Seller harmless from and against any breach by such individuals or entities of the confidentiality provisions applicable to Purchaser under this Agreement.  Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons without the prior written consent of Seller.  Nothing contained in this Article XII will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Article XII response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities required by reason of the transactions provided for herein pursuant to advice of counsel. Nothing in this Article XII will negate, supersede or otherwise affect the obligations of the parties under the Confidentiality Agreement.  In addition, after the Closing, any press release with respect to the transaction will be made only in the form approved by Purchaser and Seller and their respective counsel, which approval shall not be unreasonably withheld, conditioned or delayed.  The provisions of this Article XII will survive the Closing or any termination of this Agreement.

ARTICLE XIII

REMEDIES

Section 13.1         Default by Seller.  In the event the Closing and the transactions contemplated hereby do not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser’s sole and exclusive remedy, elect by notice to Seller within ten (10) Business Days following the Scheduled Closing Date, either of the following: (a) to terminate this Agreement, in which event Purchaser will receive from the Escrow Agent the Earnest Money Deposit, together with all interest accrued thereon, whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations; or (b)                                 enforce specific performance of Seller’s obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder.  Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder.  Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money Deposit if Purchaser fails to file suit for specific performance against Seller in Denver District Court on or before forty-five (45) days following the Scheduled Closing Date.  Notwithstanding the foregoing, Seller and Purchaser agree that in the event that Purchaser is unable to obtain specific performance, then in such event, Purchaser shall in the alterative have the right to commence an action against Seller for damages for Seller’s breach and default under this Agreement; provided, however, (that in addition to Purchaser being entitled to receive the prompt return of its Earnest Money Deposit with interest), Seller’s liability for damages shall not exceed the amount of the Earnest Money Deposit posted with Escrow Agent at such time.  Notwithstanding the foregoing, nothing contained in this Section 13.1 will limit Purchaser’s remedies at law, in equity or as herein provided in pursuing remedies of a breach by Seller of any of the Termination Surviving Obligations.

Section 13.2         Default by Purchaser.  In the event the Closing and the consummation of the transactions contemplated herein do not occur as provided herein by reason of any default of Purchaser, Purchaser and Seller agree it would be impractical and extremely difficult to establish with precision the damages which Seller may suffer.  Purchaser and Seller hereby agree that (a) an amount equal to the Earnest Money Deposit, together with all interest accrued thereon, is a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to complete the purchase of the Property, and (b)     such amount will be the full, agreed and liquidated damages for Purchaser’s default and failure to complete the purchase of the Property, and will be Seller’s sole and exclusive remedy (whether at law or in equity) for any default of Purchaser resulting in the failure of consummation of the Closing, whereupon this Agreement will terminate and Seller and Purchaser will have no further rights or obligations hereunder, except with respect to the Termination Surviving Obligations.  The payment of such amount as liquidated damages is not intended as a forfeiture or penalty but is intended to constitute liquidated damages to Seller. Notwithstanding the foregoing, nothing contained herein will limit Seller’s remedies at law, in equity or as herein provided in the event of a breach by Purchaser of any of the Termination Surviving Obligations.

ARTICLE XIV

NOTICES

Section 14.1         Notices.

(a)           All notices or other communications required or permitted hereunder shall be in writing, and shall be given by any nationally recognized overnight delivery service with proof of delivery, or by facsimile transmission (provided that such facsimile is confirmed by the sender by overnight delivery service in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

If to Purchaser:	Westcore Properties AC, LLC
4445 Eastgate Mall, Suite 210
San Diego, California 92121
Attn.: Mr. Don Ankeny
(858) 625 – 4100 (tele.)
(858) 678 – 0060 (fax)

with a copy to	:

Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700

Los Angeles, California 90067
Attention: Real Estate Notices (MES/EBS/4422.46)
(310) 201-8900 (tele.)
(310) 201-8977 (fax)

If Seller:	c/o Mack-Cali Realty Corporation
11 Commerce Drive
Cranford, New Jersey 07016

with separate notices to the attention of:

Mr. Mitchell E. Hersh
(908) 272-8000 (tele.)
(908) 272-0214 (fax)

and

Roger W. Thomas, Esq.
(908) 272-2612 (tele.)
(908) 497-0485 (fax)

With a copy to:	Brownstein, Hyatt, & Farber
410 17th Street, 22nd Floor
Denver, CO 80202-4437
Attn: Edward Barad, Esq.
(303) 223-1108 (tele.)
(303) 223-1111 (fax)

If Escrow Agent:	First American Title Insurance Company of New York
633 Third Avenue, 16th Floor
New York, New York 10017
Attn: Mr. Anthony Ruggeri
(212) 922-9700 (tele.)
(212) 331-1504 (fax)

(b)           Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective on the first business day following such dispatch and (ii) facsimile transmission as aforesaid shall be deemed given at the time and on the date of machine transmittal provided same is sent and confirmation of receipt is received by the sender prior to 4:00 p.m. (EST) on a Business Day (if sent later or on a non-Business Day, then notice shall be deemed given on the next Business Day).  Notices may be given by counsel for the parties described above, and such notices shall be deemed given by said party, for all purposes hereunder.

ARTICLE XV

ASSIGNMENT AND BINDING EFFECT

Section 15.1         Assignment: Binding Effect.  Purchaser will not have the right to assign this Agreement, except to an affiliate or affiliates of Westcore Properties AC, LLC.  In the event of such an assignment, the Purchaser named herein shall continue to be liable for the performance of Purchaser’s obligations hereunder.

ARTICLE XVI

BROKERAGE

Section 16.1         Brokers.  Purchaser and Seller represent that they have not dealt with any brokers, finders or salesmen, in connection with this transaction, or, if either Purchaser or Seller has dealt with any such broker, finder or salesman, such party agrees to pay any fee or commission in connection therewith and agrees to indemnify, defend and hold other the party harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys’ fees, which either party may sustain, incur or be exposed to by reason of any claim for fees or commissions made through the other party.  The provisions of this Article XVI will survive any Closing or termination of this Agreement.

ARTICLE XVII

ESCROW AGENT

Section 17.1         Escrow.

(a)           Subject to the provisions of Section 4.1 above, Escrow Agent will hold the Earnest Money Deposit in escrow in an interest-bearing account of the type generally used by Escrow Agent for the holding of escrow funds until the earlier of (i) the Closing, or (ii) the termination of this Agreement in accordance with any right hereunder.  All interest earned on the Earnest Money Deposit shall be paid to the party entitled to the Earnest Money Deposit.  In the event this Agreement is terminated prior to the expiration of the Evaluation Period, the Earnest Money Deposit and all interest accrued thereon will be returned by the Escrow Agent to Purchaser.  In the event the Closing occurs, the Earnest Money Deposit and all interest accrued thereon will be released to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money Deposit, including the interest.  In all other instances, Escrow Agent shall not release the Earnest Money Deposit to either party until Escrow Agent has been requested by Seller or Purchaser to release the Earnest Money Deposit and has given the other party five (5) Business Days to dispute, or consent to, the release of the Earnest Money Deposit.  Purchaser represents that its tax identification number, for purposes of reporting the interest earnings, is [16-1632621]. Seller represents that its tax identification number, for purposes of reporting the interest earnings, is 22-3315804.

(b)           Escrow Agent shall not be liable to any party for any act or omission, except for bad faith, negligence or willful misconduct, and the parties agree to indemnify Escrow Agent and hold Escrow Agent harmless from any and all claims, damages, losses or expenses arising in connection herewith.  The parties acknowledge that Escrow Agent is acting solely as stakeholder for their mutual convenience.  In the event Escrow Agent receives written notice of a dispute between the parties with respect to the Earnest Money Deposit and the interest earned thereon (the “Escrowed Funds”), Escrow Agent shall not be bound to release and deliver the Escrowed Funds to either party but may either (i) continue to hold the Escrowed Funds until otherwise directed in a writing signed by all parties hereto or (ii) deposit the Escrowed Funds with the clerk of the Denver District Court.  Upon such deposit, Escrow Agent will be released from all duties and responsibilities hereunder.  Escrow Agent shall have the right to consult with separate counsel of its own choosing (if it deems such consultation advisable) and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

(c)           Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it with respect to the Escrowed Funds, the Property or the subject matter of this Agreement unless requested to do so by Purchaser or Seller and is indemnified to its satisfaction against the cost and expense of such defense.  Escrow Agent shall not be required to institute legal proceedings of any kind and shall have no responsibility for the genuineness or validity of any document or other item deposited with it or the collectibility of any check delivered in connection with this Agreement.  Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been signed by the proper parties.

ARTICLE XVIII

MISCELLANEOUS

Section 18.1         Waivers.  No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein.  No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

Section 18.2         Recovery of Certain Fees.  In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover certain fees from the other party including all reasonable attorneys’ fees and costs resulting therefrom. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.  The provisions of this Section 18.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

Section 18.3         Construction.  Headings at the beginning of each Article and Section are solely for the convenience of the parties and are not a part of this Agreement.  Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa.  This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.  All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement.  In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action may be taken on the next succeeding Business Day.

Section 18.4         Counterparts.  This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original.  All such fully executed original counterparts will collectively constitute a single agreement.  If a party to this Agreement delivers via telecopier or pdf e-mail a copy of this Agreement executed by such party, it shall have the same legal effect as the delivery of an original executed counterpart of the Agreement.

Section 18.5         Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 18.6         Entire Agreement.  This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

Section 18.7         Governing Law.  THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED.  SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE DENVER DISTRICT COURT IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURT.

Section 18.8         No Recording.  The parties hereto agree that neither this Agreement nor any affidavit or memorandum concerning it will be recorded and any recording of this Agreement or any such affidavit or memorandum by Purchaser will be deemed a default by Purchaser hereunder.

Section 18.9         Further Actions. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

Section 18.10       Exhibits.  The following sets forth a list of Exhibits to the Agreement:

Exhibit A -	Assignment
Exhibit B -	Assignment of Leases
Exhibit C -	Bill of Sale
Exhibit D -	Legal Description of Real Property
Exhibit E -	Service Contracts
Exhibit F -	Lease Schedule
Exhibit G -	Form of Tenant Estoppel Certificate
Exhibit H -	Existing Surveys
Exhibit I -	Suits and Proceedings
Exhibit J -	Certificate as to Foreign Status
Exhibit K -	Purchase Price Allocation
Exhibit L -	Market Rents
Exhibit M -	List of Environmental Reports
Exhibit N -	List of Company Employees
Exhibit O -	Arrearage Schedule, Material Non-Monetary Defaults and Uncured Default Notices
Exhibit P -	Real Estate Tax Appeals
Exhibit Q -	Leasing Commissions Agreements
Exhibit R -	Purchaser’s Tenant Expenses

Section 18.11       No Partnership.  Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

Section 18.12       Limitations on Benefits.  It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser, Seller, Seller’s Affiliates and the Company Employees with respect to Section 7.3 and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser, Seller and Seller’s Affiliates and the Company Employees with respect to Section 7.3 or their respective successors and assigns as permitted hereunder.  Except as set forth in this Section 18.12, nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation, any broker) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.

Section 18.13       Discharge of Obligations.   The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive the Closing.

Section 18.14       Catastrophic Unavailability of Wire Transfers.  In the event that on the date on which a wire transfer of monies is required under this Agreement the Federal Reserve wire transfer system is not operating as a result of some catastrophic damage to the system, then the period for tendering payment hereunder shall be extended for two (2) Business Days, and Seller agrees that it shall accept another form of legal tender of United States dollars at such time.

IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement as of the Effective Date.

PURCHASER:
WESTCORE PROPERTIES AC, LLC

By:	/s/ Donald Ankeny
Name:	Donald Ankeny
Title:	President

SELLER:

MACK-CALI REALTY, L.P.

By:	Mack-Cali Realty Corporation,
its general partner

By:	/s/ Mitchell E. Hersh
Name:	Mitchell E. Hersh
Title:	President and Chief Executive Officer

As to Article XVII only:

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY OF NEW YORK

By:	/s/ Andrew D. Jaeger
Name:	Andrew D. Jaeger
Title:	Vice President